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                                                                   EXHIBIT 23.5

                        CONSENT OF SALOMON BROTHERS INC

  We hereby consent to the use of Appendix C containing our opinion letter dated February 19, 1997 to the Special Committee of the Board of Directors of Allmerica Property & Casualty Companies, Inc. (the "Special Committee") in the Information Statement/ Prospectus relating to the Merger (as defined therein) and to the references to our firm in such Information Statement/Prospectus. In giving this consent, we do not admit and we disclaim that we are experts with respect to any part of such Information Statement/Prospectus within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Salomon Brothers Inc

                                          By: /s/ James H. MacNaughton
                                             James H. MacNaughton
                                             Managing Director

Date: June 12, 1997